EXHIBIT 10.148

UsurfAmerica, Inc.

8748 Quarters Lake Road

Baton Rouge, LA 70809

Attention: Mr. David Loflin, CEO

Dear David:

This Letter confirms our understanding that Usurf America, Inc. (the "Company") has engaged Fusion Capital Fund II, LLC ("Fusion") as its business consultant.

1. In its capacity as a business consultant to the Company, Fusion will help advise the Company with its business operations, identify markets for the Company's products and services, identify new business opportunities and technologies, help draft and revise the Company's business plan, evaluate business plans and proposals received from third parties, help determine valuations of the Company and third parties in connection with a Transaction (as defined below), advise on appropriate Transaction structures and negotiate a definitive agreement in connection with a Transaction. In rendering such services to the Company, Fusion would not assume any responsibility for any final strategic decisions made by the Company, including any business decision to enter into a Transaction.

In order to coordinate effectively the Company's and Fusion's activities to effect a Transaction, the Company will promptly inform Fusion of any discussions, negotiations or inquiries regarding a possible Transaction.

As used in this agreement, the term "Transaction" shall mean the disposition of the Company or a significant portion of its equity securities, assets or businesses or the acquisition by the Company of a significant portion of the equity securities, assets or businesses of a third party, and shall include, without limitation, any transaction or series of transactions, whereby, directly or indirectly, the Company and one or more third parties consummate a combination of their respective businesses or one or more third parties make an investment in the Company, in either case through a sale, purchase or exchange of capital stock, options or assets, a lease of assets with or without a purchase option, a merger, consolidation or other business combination (whether or not the Company is the surviving entity of any such merger, consolidation or other business combination) an exchange or tender offer, a recapitalization, a reorganization, the formation of a joint venture, partnership or similar entity, or any similar transaction.

2. In connection with Fusion's services as a business consultant to the Company, the Company agrees to pay to Fusion upfront 120,000 shares of the Company's common stock. The Company also agrees that in connection with any Transaction entered into with a third party during the term of this agreement and a period of one year thereafter, the Company shall pay Fusion a fee equal to the greater of 3.0% of the Aggregate Consideration (as defined below) of such Transaction or $300,000. Such fee shall be paid immediately upon the closing of any Transaction in cash, or at Fusion's election, shall be paid in shares of the Company's (or any successor's) common stock that is traded on a national exchange and that may be sold without restriction under the Securities Act of 1933, as amended. In the event the Company enters into any transaction not specified in this agreement, the Company agrees to pay Fusion a fee that is customary in the financial industry for a transaction of that type. The Company shall also pay to Fusion, on a quarterly basis, Fusion's costs in connection with this engagement as a business consultant, including any legal fees incurred by Fusion and those of any other consultants or advisors retained by Fusion, provided that all such fees shall not exceed $10,000 without the Company's prior permission.

The term "Aggregate Consideration" shall mean the total amount of cash and the fair market value (on the date of payment) of all securities and other property paid or payable, directly or indirectly, by the acquiring party (the "Acquiror") to the acquired party or the seller of the acquired business or assets (in either case, the "Acquired"), or to the Acquired's employees or security holders, or by the Acquired to the Acquired's security holders, in connection with a Transaction or a transaction related thereto, including without limitation, amounts paid by the Acquiror to the Acquired (A) pursuant to covenants not to compete, employment contracts, employee benefits plans or other similar arrangements and (B) to holders of any warrants, stock purchase rights, convertible securities, or similar rights of the Acquired and to holders of any options or stock appreciation rights issued by the Acquired, whether or not vested. Aggregate Consideration shall also include the value of capitalized leases and the principal amount of any indebtedness for borrowed money (x) existing on the Acquired's balance sheet at the time of the Transaction or repaid or retired in anticipation of a Transaction (if such Transaction takes the form of a merger or a sale or exchange of stock) or (y) assumed directly or indirectly by the Acquiror in connection with the Transaction. If a Transaction takes the form of a sale of assets, Aggregate Consideration shall also include the net value (if positive) of any current assets not sold. In the event of a Transaction that takes the form of, or is preceded by, a recapitalization or restructuring of the Company, (including, without limitation, through negotiated repurchases of its securities, an issuer tender offer, an extraordinary dividend or other distribution, a spin-off, split-off or similar transaction) Aggregate Consideration shall also include the fair market value of (i) the equity securities of the Company retained by the Company's security holders following such transaction and (ii) any cash, securities (including securities of subsidiaries) or other consideration received by the Company's security holders in exchange for or in respect of the Company in connection with such transaction (all such cash, securities, or other consideration received by such security holders following the date hereof being deemed to have been paid to such security holders in connection with such transaction). In the event that any part of the consideration in connection with a Transaction will be payable (whether in one payment or a series of two or more payments) at any time following the consummation thereof, the term Aggregate Consideration shall include the present value of such future payments or payments, as agreed upon in good faith between the Company and Fusion. As used in this agreement, the terms "payment," "paid," or "payable" shall be deemed to include, as applicable, the issuance or delivery of securities or other property other than cash.

3. The Company recognizes and agrees that, in advising the Company, Fusion will be relying on and using publicly available information and data, material and other information furnished to Fusion by the Company. It is understood and agreed that in performing services under this engagement, Fusion may assume and rely on the accuracy and completeness of, and is not assuming responsibility for independent verification of, such publicly available information and other information so furnished.

4. Addendum I attached hereto and providing for indemnification by the Company of Fusion and certain related parties is incorporated into and made a part of this agreement. Such indemnification shall survive any termination of this agreement or completion of Fusion's engagement hereunder.

5. Fusion has been retained under this agreement as an independent contractor with no fiduciary or agency relationship to the Company. The advice rendered by Fusion pursuant to this agreement is rendered solely for the benefit and use of the Company in connection with the matters to which this agreement relates and the Company agrees that such advice may not be relied on by any other person, used for any other purpose or reproduced, disseminated or quoted or referred to in any manner without the prior written consent of Fusion.

6. The term of this agreement shall be for a period of twelve months from the date hereof and will automatically be extended for an additional twelve month period, unless, at any time subsequent to the initial twelve month term, the Company terminates this agreement upon thirty days written notice. Fusion may terminate this agreement at any time effective upon written notice. Termination of Fusion's engagement hereunder shall not affect the Company's continuing obligation to indemnify Fusion and certain related persons as provided in Addendum I hereto, and all such indemnification obligations shall survive termination of this agreement. Fusion shall be entitled to the full fee in the amount and at the time provided for in paragraph 2 hereof in the event that a Transaction is consummated at any time prior to the termination of this agreement or during the twelve months thereafter (unless the agreement is terminated in writing by Fusion). Termination of Fusion's engagement shall not affect the Company's obligation to reimburse Fusion's costs incurred prior to such termination.

7. All questions concerning the construction, validity, enforcement and interpretation of this agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it set forth above and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8. If: (i) this agreement is placed by Fusion in the hands of an attorney for enforcement or is enforced by Fusion through any legal proceeding; or (ii) an attorney is retained to represent Fusion in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this agreement; or (iii) an attorney is retained to represent Fusion in any other proceedings whatsoever in connection with this agreement, then the Company shall pay to Fusion, as incurred by Fusion, all reasonable costs and expenses including attorneys' fees incurred in connection therewith, in addition to all other amounts due hereunder.

9. This agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

10. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction.

11. This agreement supersedes all other prior oral or written agreements between the the Company and Fusion, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor Fusion makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this agreement may be amended other than by an instrument in writing signed by the Company and Fusion, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

12. This agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this agreement or any rights or obligations hereunder without the prior written consent of Fusion, including by merger or consolidation. Fusion may not assign its rights under this Agreement without the consent of the Company, other than to an affiliate of the Buyer.

13. This agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

14. The language used in this agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Very Truly Yours,

Fusion Capital Fund II, LLC

By: Fusion Capital Partners, LLC

By: Rockledge Capital Corporation

By: /s/ JOSH SCHEINFELD

Name: Josh Scheinfeld

Title: President

Accepted and Agreed to:

Usurf America, Inc.

By: /s/ David M. Loflin

David M. Loflin, CEO

Addendum 1 - Indemnification

In connection with the engagement by Usurf America, Inc. {the "Company," "us" or "we") of Fusion Capital Fund II, LLC ("Fusion" or "you") as advisor pursuant to the letter agreement between the Company and Fusion dated January 3, 2002 , we hereby agree to indemnify and hold harmless Fusion and its affiliates, their respective directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns {collectively, the "indemnified persons") from and against all losses, claims, damages, liabilities and expenses {including any and all attorney's fees) incurred by them which {A) are related to or arise out of {i) actions or alleged actions taken or omitted to be taken {including any untrue statements made or any statements omitted to be made) by us or {ii) actions or alleged actions taken or omitted to be taken by an indemnified person with our consent or in conformity with our actions or omissions or {B) are otherwise related to or arise out of Fusion's activities under Fusion's engagement by the Company. We also agree that no indemnified person shall have any liability to us for or in connection with such engagement or any transactions or conduct in connection therewith.

After receipt by an indemnified person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify us will not relieve us from any liability which we may have hereunder and will not in any event relieve us from any other obligation or liability that we may have to any indemnified person otherwise than under this letter agreement. If we are requested by such indemnified person, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Fusion and the payment of fees and disbursements of such counsel. If we fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such indemnified person, in either case in a timely manner, then such indemnified person may employ separate counsel to represent or defend it in any such action or proceeding and we will pay the reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which we assume, the indemnified person will have the right to participate in such litigation and to retain its own counsel at our expense. We further agree that we will not, without the prior written consent of Fusion, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Fusion or any other indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Fusion and each other indemnified person hereunder from all liability arising out of such claim, action, suit or proceeding.

We agree that if any indemnification sought by an indemnified person pursuant to this letter agreement is held by a court to be unavailable for any reason then (whether or not Fusion is the indemnified person), we will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Fusion, on the other hand, in connection with Fusion's engagement referred to above or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of us, on the one hand, and Fusion, on the other hand, as well as any other relevant equitable considerations. It is hereby agreed that for purposes of this paragraph, the relative benefits to us, on the one hand, and Fusion, on the other hand, with respect to Fusion's engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by us or our stockholders, as the case may be, pursuant to the transaction, whether or not consummated, for which Fusion is engaged to render advisory services, bears to (ii) the fee paid or proposed to be paid to Fusion in connection with such engagement. It is agreed that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the considerations referred to in this paragraph.

We further agree that we will promptly reimburse Fusion and any other indemnified person hereunder for all expenses (including the reasonable fees and disbursements of counsel) as they are incurred by Fusion or such other indemnified person in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Fusion or any other indemnified person is a party) and in enforcing this agreement.

Our indemnity, contribution, reimbursement and other obligations under this letter agreement shall be in addition to any liability that we may otherwise have, at common law or otherwise, and shall be binding on our successors and assigns.

The provisions of this Addendum I shall apply to the above-mentioned engagement, activities whether or not any such activities occurred or were provided on or before the date of the letter agreement and shall remain in full force and effect following the completion or termination of Fusion's engagement.